UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): July 15, 2011

Midas Medici Group Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52621	37-1532843
(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	file number	Identification No.)

445 Park Avenue, 20th Floor, New York, New York 10222

Registrant’s telephone number, including area code (212) 792-0920
Copies to:
Thomas Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 15, 2011, Midas Medici Group Holdings, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “SPA”) with Cairene Investments, Ltd. (the “Seller”), and certain shareholders (the “Shareholders”), Cimcorp, Inc., a company organized under the laws of the Cayman Islands (“Cayman Co”), Cimcorp Comércio Internacional E Informática S.A. (“Cimcorp SA”) , a Brazilian sociedade anônima, Cimcorp Comércio E Serviços Tecnológicos E Informática Ltda., a Brazilian limitada, and Cimcorp USA, LLC, a Florida limited liability company. The SPA provides for the acquisition by the Company of an eighty percent interest of Cayman Co. in tranches. Pursuant to the terms of the SPA, the Company will acquire a 60% interest in Cayman Co. at the initial closing for a purchase price of Eighteen Million Brazilian Reais (R$18,000,000), Nine Million Brazilian Reais (R$9,000,000) of which will be paid in cash and Nine Million Brazilian Reais (R$9,000,000) will be paid in shares of common stock equal to 1,297,022 shares of common stock of the Company (the “Shares”). The Company will purchase on January 24, 2012 (but no later than January 27, 2012) an additional 20% of the shares of Cayman Co (“Tranche A”) for a purchase price of  Nine Million Brazilian Reais (R$9,000,000), which purchase price shall be subject to certain adjustment to the Brazil CPI index provided that such adjustment shall be capped at 7%. The Company shall have the right to purchase an additional 20% of the shares of Cayman Co at any time during the 12 and 24 month anniversary of the initial closing at a purchase price of Nine Million Brazilian Reais (R$9,000,000), subject to certain adjustments as set forth in the SPA. The Seller shall have the right to elect to have the Company purchase the remaining 20% of the shares of Cayman Co. (the “Tranche B”) 30 days after the 24 month anniversary of the initial closing. The SPA provides that in the event the Company undergoes a Change in Control, as defined, or transfers more than 50% of the shares of Cayman Co, the purchase of Tranches A and B shall be accelerated.

Cimcorp is a Brazilian systems integrator that provides and manages information technology infrastructure solutions to private and government entities. Operating in Brazil since 1988, CIMCORP provides and manages a complete spectrum of IT infrastructure services and solutions to commercial and government markets. The company helps its customers to plan, build, support and manage their IT infrastructure, including performance management, business continuity and disaster recovery planning, outsourcing and Infrastructure as a Service (IaaS).  CIMCORP has over 200 employees across 8 regional offices, 12 distributorships, 3 partner data centers, and an international subsidiary in Miami, FL.

The SPA provides that during the 75 day period (the “Sale Period”) after the 6 month anniversary of the initial closing if the Shareholders desire to sell the Shares and do not receive at least $4.50 per share, the Shareholders shall have the right to receive from the Company the difference between the price they received and $4.50. In the event the Shareholders cannot sell the Shares during the Sale Period for at least $2.01 per share or are unable to sell their shares due to the Company’s failure to file its reports with the Securities and Exchange Commission, then the Shareholders shall be entitled to receive from the Company $4.50 per share in exchange for their Shares. The Shareholders are prohibited from selling the Shares for $2.00 or less. The Company granted the Shareholders piggyback registration rights with respect to the Shares.

The SPA also provides for indemnification by both the Company and the Seller which shall survive for a period of two years (subject to certain exceptions); provided however, the Company’s liability for indemnification claims shall not exceed R$8,500,000 and the Seller’s liability (other than with respect to certain representations in the SPA) shall not exceed the purchase price of the Shares  in Tranche B.

Pursuant to the terms of the SPA, the Shareholders agreed for a period of three years  (i) not to compete with the Company in Brazil, (ii) solicit any officers, directors, managers or employees,  (iii) interfere or disrupt any relationship between the Company and any of the companies, parties to the SPA or (iv) disclose any Confidential Information, as such term is defined in the SPA.

The SPA may be terminated prior to the initial closing (i) upon the mutual consent of the parties, (ii) by the Company if there has been a breach of the representations and warranties contained in the SPA or material breach of any covenant which is incurable or not cured within 30 business days, or (iii) by the Seller if there has been a material misrepresentation or material breach of the any of  its warranties or covenants which is incurable or not cured within 30 business days.

The Closing of the purchase of the shares of Cayman Co, are subject to customary closing conditions, including the completion of the Reorganization as described in the SPA and the delivery of a revolving note between the Company and Cimcorp SA.

Item 7.01 Regulation FD Disclosure.

On July 20, 2011, the Company issued a press release concerning the foregoing. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1*
Stock Purchase Agreement dated as of July 15, 2011, among Midas Medici Group Holdings, Inc., Cairene Investments, Ltd., Cimcorp, Inc., Cimcorp Comércio Internacional E Informática S.A., Cimcorp Comércio E Serviços Tecnológicos E Informática Ltda., Cimcorp USA, LLC and the selling shareholders.

99.1*	Press Release

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midas Medici Group Holdings, Inc.

Date: July 20, 2011	By:	/s/ Nana Baffour
Nana Baffour
Chief Executive Officer

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